SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                        PART IV, ITEM 14(a)-EXHIBIT 11.1

                       Computation of Earnings Per Share
                     (in thousands, except per share data)

                                                                 1996      1995     1994       1993      1992
                                                                 ----      ----     ----       ----      ----

Net income(1)                                                  $51,463    $56,408   $46,398   $40,414   $19,638
                                                               -------    -------   -------   -------   -------

Average common and common equivalent shares outstanding
  at end of period(2)                                           70,464     66,437    59,701    58,921    44,284

Stock options considered to be common stock equivalents,
 net of shares assumed to be repurchased under the treasury
 stock method(2)                                                 1,371      1,445     1,972     2,166     1,915
                                                               -------    -------   -------   -------   -------
Total common and common equivalent shares(2)                    71,835     67,882    61,673    61,087    46,199
                                                               =======    =======   =======   =======   =======

Net income per share before cumulative effect of change in
 accounting principle(2)                                       $  0.72    $  0.83   $  0.75   $  0.58   $  0.43
                                                               =======    =======   =======   =======   =======

Net income per share after cumulative effect of change in
 accounting principle(2)                                       $  0.72    $  0.83   $  0.75   $  0.67   $  0.43
                                                               =======    =======   =======   =======   =======


(1) The 1996 results include a non-recurring SAIF assessment of $17.2 million (after-tax) charged by the FDIC for the recapitalization of the SAIF. The 1993 results do not include a $4.8 million cumulative effect of change in accounting principle resulting from the adoption of Statement of Financial Accounting Standard No. 109 in 1993.

(2) All per share data have been adjusted for all stock dividends and stock splits through January 1997.